Exhibit 5.1

[Letterhead of Barnes & Thornburg LLP]

May 1, 2013

Board of Directors
1st Source Corporation
100 North Michigan Street
South Bend, Indiana  46601

Re:	1st Source Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to 1st Source Corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering up to 100,000 shares of the Common Stock of 1st Source Corporation, no par value (the “Shares”), available for issuance pursuant to the 1st Source Corporation Director Retainer Stock Plan (the “Plan”).

Based upon our review of the Company’s Articles of Incorporation, as amended April 30, 1996, the Company’s By-Laws, as amended July 30, 2009, and the Plan and documents related thereto, and such other documents as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when, issued and paid pursuant to the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP